Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Inspirato Incorporated

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share, reserved for issuance pursuant to the Inspirato 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	6,203,815	(2)	$1.076	(3)	$6,675,304.94	0.0001102	$735.62
Total Offering Amounts							$6,675,304.94		$735.62
Total Fee Offsets									–
Net Fee Due									$735.62

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.0001 (“Class A Common Stock”), that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of Class A Common Stock.
(2)	Represents an automatic increase on January 1, 2023 to the number of shares available for issuance under the 2021 Plan in accordance with the automatic annual increase provisions of the 2021 Plan.
(3)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $1.076 per share, which is the average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Market on March 10, 2023, which date is within five business days prior to the filing of this Registration Statement.